Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 2:00 PM ET, August 20, 2013

eOn Communications Receives NASDAQ Letter

CORINTH, MS (August 20, 2012) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today announced that on August 15, 2013 it received a Nasdaq Staff Determination Letter from the Nasdaq Stock Market. The letter states that the Company has not regained compliance with the minimum share price requirement. The closing bid price per share of the Company’s common stock has been below the $1.00 minimum share requirement for continued listing as set forth in Nasdaq Marketplace Rule 5550(a)(2). The Company was provided 360 calendar days, or until August 12, 2013, to regain compliance.

The Nasdaq letter also states that trading of the Company’s common stock will be suspended at the opening of business on August 26, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market. However, as of August 19, 2013 the closing bid price per share of the Company’s common stock has been above $1.00 for seven consecutive days and if the bid price remains over $1.00 until the Nasdaq Stock Market close on August 22, 2013 the Company will be deemed to have regained compliance with the minimum share price requirement. Therefore, trading of the Company’s common stock would not be suspended.

In the event the Company does not regain compliance the securities may be immediately eligible to be quoted on the OTC Bulletin Board.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. With over 20 years of telecommunications engineering expertise, eOn solutions enable our customers to leverage advanced technologies to communicate more effectively. Our offerings are built on reliable open architectures that enable easy adoption of emerging technologies, such as Voice over Internet Protocol.

 Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation's most recent Form 10-Q filing with the Securities and Exchange Commission.

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